Exhibit 99.1

Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053
srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review to Exit SES Business

FRAMINGHAM, MA – May 18, 2010 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and online career education services, today announced that it will no longer participate in the SES business effective at the end of the current 2009 – 2010 school year. The Company intends to complete all SES tutoring programs in operation and will work with school districts under contract to ensure a smooth transition. This decision will not affect The Princeton Review’s Test Preparation business.

As part of this decision, The Princeton Review will close certain SES offices and offer severance to full-time employees of its SES business, and will incur lease and employee termination costs and other write-offs of approximately $2.6 million to be expensed and recorded in the quarters ended June 30, 2010 and September 30, 2010.

Recent philosophical changes at the state and federal levels have significantly altered the landscape for private SES providers, making both the short and long term growth opportunities less attractive.

“After careful evaluation of the long-term opportunities in the SES market, we decided that exiting the business after this school year is the best course of action for both The Princeton Review and for our current school district customers, who will have ample time to reach agreements with new SES partners for the 2010-2011 school year,” said Michael Perik, Chief Executive Officer of The Princeton Review. “This decision also allows us to deploy our resources into other, higher potential business areas. I would like to thank our employees and our customers in the SES business for their loyal support and commitment to serving the needs of the students.”

The Princeton Review recently announced several strategic alliances designed to expand the scope of the Company’s offering and capitalize on developing business trends. In January, it announced a partnership with the National Labor College to provide career development courses to the 11.5 million AFL-CIO members and their families. In March the Company announced a new Allied Health Care Institute venture being developed in partnership with Bristol Community College of Massachusetts.

About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and

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private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education. The Company also owns and operates Penn Foster Education Group, a global leader in online education. Penn Foster provides career-focused degree and vocational programs in the fields of allied health, business, technology, education, and select trades. Nationally and regionally accredited Penn Foster High School and Penn Foster Career School (www.pennfoster.edu) are headquartered in Scranton, PA.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

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